Exhibit 99.1

NuVasive Names J. ChRISTOPHER BARRY TO SUCCEED GREGORY T. LUCIER AS Chief executive officer; lucier to remain CHAIRMAN OF THE BOARD

SAN DIEGO – October 19, 2018 – NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions, today announced its Board of Directors has named J. Christopher Barry to succeed Gregory T. Lucier as chief executive officer (CEO) effective November 5, 2018. Mr. Barry will join the NuVasive Board of Directors; Mr. Lucier will continue to serve as chairman of the Board.

“On behalf of the Board of Directors, I want to thank Greg for his many contributions to NuVasive—first as a member of the Board, and then as our chairman and CEO. Greg quickly shaped NuVasive into a global spine systems innovator, delivering highly differentiated technologies and procedurally integrated solutions to the market, improving patient outcomes by enabling better clinical decision-making and execution. We look forward to continuing to work with Greg, leveraging his business leadership and industry expertise as chairman of the Board,” said Don Rosenberg, lead independent director of the NuVasive Board. “Succession planning is one of the most important responsibilities for a Board of Directors of a publicly traded company, and we take those responsibilities seriously. Through our comprehensive recruitment efforts, we were impressed with Chris’s expertise in the medical device industry, and feel his strong reputation as a skilled and strategic operator, along with his innate passion and business know-how, will enable him to continue NuVasive’s transformation of spine surgery, adding tremendous value as he leads NuVasive into the future.”

Mr. Barry brings to NuVasive extensive experience as an innovative global leader in the healthcare and medical device industry. Currently, he serves as senior vice president and president of Surgical Innovations, the second-largest business unit at Medtronic with $5.5 billion in annual revenue. In this role, Mr. Barry leads and provides strategic direction to more than 14,000 employees working in 78 countries, including 10 manufacturing sites and multiple R&D centers around the globe. He also is responsible for driving the core growth in Surgical Innovations while diversifying the business through acquisitions in near adjacencies and overseeing the development of Medtronic’s surgical robotics development initiative. He previously held commercial and leadership roles at Covidien.

“Chris has successfully led teams globally, managed complex R&D programs, driven commercial initiatives and executed strategic acquisitions. He has built a stellar reputation for driving employee engagement and operational excellence,” said Gregory T. Lucier, chairman and CEO of NuVasive. “Through my personal and professional interactions with Chris, it is clear to me his leadership will benefit our surgeon partners, employees and shareholders. As a Board member and shareholder, I have every confidence in Chris’s ability to take NuVasive to its next level of growth.”

NuVasive also announced today that Matt Link, currently executive vice president, Strategy, Technology and Corporate Development, is promoted to president. Since joining NuVasive in 2006, Mr. Link has held various roles with increasing scope within the organization, particularly around building the U.S. Commercial organization and most recently bringing his spine and leadership expertise to the product and systems engineering, surgeon education and corporate development functions.

Mr. Lucier commented, “The combination of Chris and Matt at the helm of NuVasive creates the most dynamic leadership team in the industry.”

Mr. Lucier will remain involved with the strategic direction of the company as the chairman of the Board. His focus will also be on supporting Mr. Barry and Mr. Link in this leadership transition. Mr. Lucier has been with NuVasive since December 2013, first joining as a member of the Board of Directors, and then stepping in as chairman and CEO in May 2015.

The Company will further discuss the management transition plan on its third quarter 2018 earnings call scheduled for October 30, 2018, at 4:30 p.m. ET/1:30 p.m. PT.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, focused on transforming spine surgery and beyond with minimally disruptive, procedurally integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company's portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With over $1 billion in revenues, NuVasive has an approximate 2,400 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company's surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive's products (including the iGA® platform), the Company's ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive's news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

###

Investor & Media Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com